Exhibit 99.1

GVB BIOPHARMA™

Combined Consolidated Financial Statements

For the years ended
December 31, 2021 and 2020

Expressed in United States dollars, rounded in thousands

TABLE OF CONTENTS

Report of Independent Registered Public Accounting Firm	2
Combined Consolidated Statements of Financial Position	3
Combined Consolidated Statements of Operations	4
Combined Consolidated Statements of Changes in Shareholders’ Equity	5
Combined Consolidated Statements of Cash Flows	6
Notes to the Combined Consolidated Financial Statements	7-27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors

of GVB Biopharma

Opinion on the Financial Statements

We have audited the accompanying combined consolidated balance sheets of GVB Biopharma (a Nevada corporation) and subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related combined consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These combined consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined consolidated financial statements based on our audits. We are required to be independent with respect to the Company in accordance with the relevant ethical requirements relating to our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

/s/ Armanino LLP

We have served as the Company’s auditor since 2020.

Woodland Hills, California

July 19, 2022

GVB Biopharma

Combined Consolidated Statements of Financial Position

As of December 31, 2021 and 2020

(Rounded in thousands)

	2021	2020
ASSETS
Current
Cash and cash equivalents	$1,008	$4,987
Accounts receivable, net	1,798	1,628
Inventory	4,038	4,468
Prepaid expenses and other current assets	584	167
Total current assets	7,428	11,250
Non-Current
Property, plant, and equipment, net	7,510	6,711
Right-of-use assets, net	1,017	1,414
Deferred tax asset	206	-
Other non-current assets	112	112
Total non-current assets	8,845	8,237
TOTAL ASSETS	16,273	19,487
LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Accounts payable and accrued expenses	2,194	2,276
Bridge loan	1,500	-
Lease liabilities - current portion	605	559
Vehicle loans - current portion	130	146
Dividend payable	594	54
Deferred income	-	139
Notes payable	-	1,411
Total current liabilities	5,023	4,585
Non-Current
Due to related parties	1,245	1,338
Lease liabilities, net of current portion	611	1,189
Vehicle loans, net of current portion	317	455
Deferred tax liability (asset)	-	1,312
Total non-current liabilities	2,173	4,294
TOTAL LIABILITIES	7,196	8,879
Common stock	2	2
Series A preferred stock	-	-
Additional paid-in capital	15,327	13,427
Members' equity (deficit)	532	(259)
Accumulated deficit	(6,784)	(2,562)
Total shareholders' equity	9,077	10,608
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$16,273	$19,487

GVB Biopharma

Combined Consolidated Statements of Operations

For the years ended December 31, 2021 and 2020

(Rounded in thousands except share data)

	2021	2020
Revenue	$27,439	$20,582
Cost of sales	22,846	14,422
Gross profit	4,593	6,160
Operating expenses
Sales and marketing	3,567	2,249
General and administrative	7,783	4,317
Research and development	173	273
Total operating expenses	11,523	6,839
Loss from operations	(6,930)	(679)
Other income (expense)
Interest expense	(278)	(886)
Government grant income	2,652	1
Gain on sale-leaseback	139	88
Other income	34	29
Total other income (expense)	2,547	(768)
Loss before income taxes	(4,383)	(1,447)
(Benefit from) Provision for income taxes	(1,497)	1,410
Total net loss	$(2,886)	$(2,857)
Net loss per common share – basic and diluted	$(0.11)	$(0.23)
Weighted average common shares outstanding (in thousands)	25,189	12,367

GVB Biopharma

Combined Consolidated Statements of Changes in Shareholders’ Equity

For the years ended December 31, 2021 and 2020

(Rounded in thousands except share data)

	Members' Equity (Deficit)		Series A Preferred Stock		Common Stock		Additional Paid-in	Non-controlling Interest		Accumulated	Total Members’/ Stockholders' Equity
(in thousands, except share data)	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Deficit	(Deficit)
Balance at January 1, 2020	7,646	$4,693	-	$-	-	$-	$-	1,426	$12	$-	$4,706
Conversion from LLC to Corporation	-	(4,603)	-	-	20,000,000	2	4,613	(1,426)	(12)	-	-
Issuance of common stock	-	-	-	-	180,695	-	236	-	-	-	236
Conversion of notes payable to Series A Preferred	-	-	1,032,500	-	-	-	1,865	-	-	-	1,865
Issuance of Series A Preferred, net of transaction fees	-	-	3,495,750	-	-	-	6,480	-	-	-	6,480
Declaration of dividends	-	-	-	-	-	-	-	-	-	(54)	(54)
Warrants issued	-	-	-	-	-	-	143	-	-	-	143
Stock-based compensation expense	-	-	-	-	-	-	90	-	-	-	90
Net loss	-	(349)	-	-	-	-	-	-	-	(2,508)	(2,857)
Balance at December 31, 2020	7,646	(259)	4,528,250	-	20,180,695	2	13,427	-	-	(2,562)	10,608

Balance at January 1, 2021	7,646	(259)	4,528,250	-	20,180,695	2	13,427	-	-	(2,562)	10,608
Issuance of common stock	-	-	-	-	202,783	-	221	-	-	-	221
Issuance of Series A Preferred, net of transaction fees	-	-	721,750	-	-	-	1,327	-	-	-	1,327
Declaration of dividends	-	-	-	-	-	-	-	-	-	(540)	(540)
Warrants issued	-	-	-	-	-	-	149	-	-	-	149
Stock-based compensation expense	-	-	-	-	-	-	203	-	-	(5)	198
Net loss	-	791	-	-	-	-	-	-	-	(3,677)	(2,886)
Balance at December 31, 2021	7,646	$532	5,250,000	$-	20,383,478	$2	$15,327	-	$-	$(6,784)	$9,077

GVB Biopharma

Combined Consolidated Statements of Cash Flows

For the years ended December 31, 2021 and 2020

(Rounded in thousands)

	2021	2020
OPERATING ACTIVITIES
Net loss	$(2,886)	$(2,857)
Add (deduct) items not involving cash:
Depreciation	1,797	1,585
Adjustments related to adoption of ASC 842	359	540
Gain on sale-leaseback	(139)	(88)
Stock based compensation	198	90
Interest expense on secured credit facility	53	125
Accretion related to bridge loan	140	244
Accretion related to warrants	149	143
Forgiveness of government grants	(2,652)	(1)
Working capital adjustments:
Accounts receivable	(169)	(225)
Prepaid expenses and other current assets	(417)	290
Inventory	430	(2,946)
Accounts payable and accrued liabilities	72	(886)
Deferred tax liability	(1,518)	1,312
	(4,583)	(2,674)
INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(2,504)	(1,329)
	(2,504)	(1,329)
FINANCING ACTIVITIES
Proceeds from bridge loan, net of finance costs	1,391	2,406
Repayment of bridge loan	-	(1,285)
Proceeds from due to related party	23	341
Repayments on due to related party	(168)	(173)
Payments on vehicle loans	(284)	(51)
Proceeds from issuance of series A preferred shares, net of finance fees	1,327	6,480
Payments on lease liabilities	(532)	(327)
Proceeds from notes payable – government grants	1,407	1,255
Net payments on insurance financing	(56)	(174)
	3,108	8,472
CHANGE IN CASH	(3,979)	4,469
Cash and cash equivalents at beginning of year	4,987	518
Cash and cash equivalents at end of year	$1,008	$4,987

GVB Biopharma
Notes to the Combined Consolidated Financial Statements
For the years ended December 31, 2021 and 2020
(Rounded in thousands)

1.     NATURE OF OPERATIONS

GVB Biopharma (the “Company” or “GVB”) was incorporated in the State of Nevada on September 27, 2019 and became the sole owner of ESI Holdings in January, 2020 through a conversion of member units to common shares. GVH Holdings LLC was formed in the State of Nevada on November 16, 2017 and changed its name to ESI Holdings LLC on May 30, 2019. GVB is primarily focused on providing hemp products. GVB organically cultivates hemp, manufacturers cannabinoids and white label products for hemp-based suppliers, customers, and consumers around the globe.

The combined consolidated financial statements include the accounts of the wholly owned subsidiaries:

i.	GV Farm Services, LLC (“GV Farm”), formed in the State of Oregon on December 14, 2017, organically cultivates hemp for the Company’s manufacturing of Cannabinoids.

ii.	Evergreen State Holdings LLC (“Evergreen”), formed in the State of Oregon on March 16, 2017. In November 2019 Evergreen assumed GVB Oregon as the name of the business it operates under. Evergreen extracts cannabinoids from hemp.

iii.	PNW Capital Ventures, LLC (“PNW”), formed in the State of Washington on November 15, 2018, was used to manufacture and market the Company’s finished goods products. PNW was voluntarily dissolved on October 30, 2020.

iv.	PTB Investment Holdings, LLC (“PTB”) was formed in the State of Nevada on October 4, 2019. In November 2019, PTB began doing business as GVB Nevada. PTB focuses on the production of the Company’s white label cannabinoid products that include tinctures, balms, and lotions among other hemp-based products.

v.	Elite Sales and Services, LLC (“ESS”), formed in the State of California on March 25, 2019, which primarily provides sales services to GVB. On November 18, 2019 ESS assumed GVB California as the name of the business it operates under. ESS has a sales agreement with GVB and has been combined in the accompanying combined consolidated financial statements due to significant management oversight and influence.

vi.	GVB Medical, LLC (“GVB Medical”), formed in the State of Nevada on April 4, 2020, served primarily as the entity to source and sell medical equipment.

vii.	Oregon Custom Supply, LLC (“OCS”), formed in the State of Oregon on March 22, 2021, serves primarily as the entity to produce and sell cannabinoids not associated with GVB’s core product lines.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

These combined consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP.”) These combined consolidated financial statements have been prepared on the accrual basis of accounting except for cash flow information, and on a historical cost basis except for certain financial assets measured at fair value.

GVB Biopharma
Notes to the Combined Consolidated Financial Statements
For the years ended December 31, 2021 and 2020
(Rounded in thousands)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Basis of combination and consolidation

These combined consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Evergreen, GV Farm, PTB, GVB Medical, and OCS. Those combined consolidated entities were then combined with ESS, which is owned by several members of the Company’s management. These subsidiaries reflect a common-controlled consolidation of previously existing entities (Note 1). Control exists when the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The combined consolidated financial statements of the subsidiaries are included in the combined consolidated financial statements from the date that control commences until the date that control ceases. All intercompany transactions, balances, income and expenses were eliminated in full on combination and consolidation.

Critical accounting estimates and judgments

U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, and contingent liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.

Estimates and assumptions are continuously evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. However, actual outcomes can differ from these estimates.

Significant assumptions about the future and other sources of estimation uncertainty that management has made at the end of the reporting period, that could result in a material adjustment to the carrying amounts of assets and liabilities in the event that actual results differ from assumptions made, relate to, but are not limited to, the following:

i)	Fair value of equity-like instruments: The inputs used in calculating the fair value for warrants and stock-based compensation expense included in net loss. Fair value of financial assets and financial liabilities recorded in the combined consolidated statements of financial position, which cannot be derived from active markets, are determined using a variety of techniques including the use of valuation models. The inputs to these models are derived from observable market data where possible, but where observable market data is not available, judgment is required to establish fair values. Judgment includes, but is not limited to, consideration of model inputs such as volatility, estimated life, and discount rates. Both discounted cash-flow and the Black-Scholes models were used for valuation of stock-based compensation.

ii)	Valuation of non-cash transactions: The valuation of shares and other equity instruments issued in non-cash transactions. Generally, the valuation of non-cash transactions is based on the value of the goods or services received. When non-cash transactions are entered into with employees and those providing similar services, the non-cash transactions are measured at the fair value of the consideration given up using market prices.

GVB Biopharma
Notes to the Combined Consolidated Financial Statements
For the years ended December 31, 2021 and 2020
(Rounded in thousands)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

iii)	Amortization: Amortization of property, plant and equipment and intangible assets are dependent upon the estimated useful lives, which are determined through the exercise of judgment. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that take into account factors such as economic and market conditions and the useful lives of assets.

iv)	Inventory: Inventory is carried at the lower of cost or net realizable value. The determination of net realizable value involves significant management judgement and estimates, including the estimation of future selling prices.

v)	Fair value of financial assets and financial liabilities: fair value of financial assets and financial liabilities recorded in the combined consolidated statements of financial position, which cannot be derived from active markets, are determined using a variety of techniques including the use of valuation models. The inputs from these models are derived from observable market data where possible, but where observable market data is not available, judgement is required to establish fair values. Judgement includes, but is not limited to, consideration of model inputs such as volatility, estimated life, and discount rates.

COVID-19 estimation uncertainty

On March 11, 2020, the World Health Organization declared the outbreak of the novel coronavirus (COVID-19) a global pandemic. This has resulted in governments worldwide, including the American government, to enact emergency measures to combat the spread of the virus. These measures have caused material disruption to businesses globally, resulting in an economic slowdown. The production and sale of hemp and CBD have been recognized as essential services across the United States. For the years ended December 31, 2021 and 2020, the Company has observed negative downward pressure on its sales due to the COVID-19 pandemic.

The situation is dynamic and the ultimate duration and magnitude of the impact of COVID-19 on the economy and the financial effect on the Company’s business, financial position and operating results remain unknown at this time. In addition, it is possible that estimates in the Company’s combined consolidated financial statements will change in the near term as a result of COVID-19 and the effect of any such changes could be material.

U.S. GAAP Standards that are in effect for the current year

Leases (“ASC 842”)

In February 2016, the FASB established Topic 842, Leases, by issuing ASU No. 2016-02 (“ASU 2016-02”), which requires lessees to recognize leases on balance sheet and disclose key information about leasing arrangements. The new standard establishes a right-of-use model (“ROU”) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases are classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.

GVB Biopharma
Notes to the Combined Consolidated Financial Statements
For the years ended December 31, 2021 and 2020
(Rounded in thousands)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

The Company adopted ASU 2016-02 effective January 1, 2020 using the transitional method. In addition, the Company elected the transition package of three practical expedients permitted within the standard, among other practical expedients which allowed the Company to carry forward prior conclusions about lease identification and classification.

Adoption of the new standard resulted in the balance sheet recognition of additional assets of $1.2 million and lease liabilities of approximately $1.2 million. For additional information regarding the Company’s lease arrangements, see Note 7 in the notes to consolidated financial statements.

Definition of a lease

At the inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time (defined as at least 12 months) in exchange for consideration. To assess whether a contract conveys this right the Company assesses whether:

• The contract involves the use of an identified asset – this may be specified explicitly or implicitly and should be physically distinct or represent substantially all the capacity of a physically distinct asset;

• The Company has the right to obtain substantially all the economic benefits from the use of the asset throughout the period of use; and

• The Company has the right to direct the use of the asset. The Company has this right when it has the decision-making rights that are most relevant to changing how and for what purpose the asset is used.

At inception or reassessment of a contract that contains lease and non-lease components, the Company allocates the consideration in the contract to each lease component on the basis of their relative stand-alone prices.

Accounting as a lessee under ASC 842

The Company recognizes a right-of-use asset and lease liability on the combined consolidated statements of financial position at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of its useful life or the end of the lease term. The estimated useful lives of right-of-use assets are determined on the same basis as those of property, plant and equipment. In addition, the right-of use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. The Company uses its incremental borrowing rate as the discount rate.

GVB Biopharma
Notes to the Combined Consolidated Financial Statements
For the years ended December 31, 2021 and 2020
(Rounded in thousands)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Lease payments included in the measurement of the lease liability comprise the following:

• fixed payments, including in-substance fixed payments;

• variable lease payments that depend on an index or a rate, initially measured using the index or rate as of the commencement date;

• amounts expected to be payable under a residual value guarantee; and

• the exercise price under a purchase option that the Company is reasonably certain to exercise, lease payments in an optional renewal period if the Company is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Company is reasonably certain not to terminate early.

The lease liability is measured at amortized cost using the effective interest method. The lease liability is subsequently increased by interest costs on the lease liability and decreased by lease payments made. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Company’s estimate of the amount expected to be payable under a residual value guarantee, or if the Company changes its assessment of whether it will exercise a purchase, extension, or termination option. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right of use asset or is recorded in the combined consolidated statements of operations if the carrying amount of the right-of-use asset has been reduced to $0.

Payments associated with short-term leases are recognized as an expense on a straight-line basis in facility costs in the combined consolidated statements of operations. Short-term leases are defined as leases with a lease term of 12 months or less. Variable lease payments that do not depend on an index, rate, or subject to a fair market value renewal condition are expensed as incurred and recognized in facility costs.

Cash and cash equivalents

Cash and cash equivalents are comprised of deposits with banks and highly liquid investments that are readily convertible into known amounts of cash with original maturities of three months or less and are classified and measured at amortized cost which approximates fair value.

Revenue

The Company has adopted ASC 606, Revenue from Contracts with Customers, amending revenue recognition guidance and requiring a more structured approach to measuring and recognizing revenue as well as provide more detailed disclosures to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flow arising from contracts with customers. The amended guidance, hereto referred to as ASC 606, was adopted for accounting periods commencing on or after January 1, 2020. Under ASC 606, a company is required to recognize revenue depicting the transfer of promised goods or services to the customer in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

GVB Biopharma
Notes to the Combined Consolidated Financial Statements
For the years ended December 31, 2021 and 2020
(Rounded in thousands)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

The Company generates revenue primarily from raw material and finished product sales. The Company uses the following five-step contract-based analysis of transactions to determine if, when and how much revenue can be recognized:

1. Identify the contract with a customer;

2. Identify the obligation(s) in the contract;

3. Determine the transaction price;

4. Allocate the transaction price to the obligation(s) in the contract; and

5. Recognize revenue when or as the Company satisfies the obligation(s).

Product sales are generally recognized when the Company satisfies the obligations and transfers control over the goods to the customer. Revenue is recorded at the estimated amount of consideration to which the Company expects to be entitled.

For certain sales where the company licenses its formulations for hemp-based products, it recognizes revenue once the products have been sold to customers by the licensee.

Sales to customers are primarily made in the United States of America. When applicable the Company pays imports duties in the various countries to which it sends products to and bills the customer for such import costs. The Company recognizes the import duties as part of revenue in accordance with ASC 606.

There are no material sales provisions or volume discounts that provide variability in recording revenue amounts.

Accounts Receivable

Accounts receivable are recognized initially at fair value less any provisions for impairment. Financial assets measured at amortized cost are assessed for impairment at the end of each reporting period. Estimates of expected credit losses take into account the Company’s collection history, deterioration of collection rates during the average credit period, as well as observable changes in and forecasts of future economic conditions that affect default risk. Where applicable, the carrying amount of a trade receivable is reduced for any expected credit losses through the use of an allowance for doubtful accounts (“AFDA”) provision. When the Company determines that no recovery of the amount owing is possible, the amount is deemed irrecoverable and the financial asset is written off. As of December 31, 2021 and 2020, the AFDA was $266 and $207, respectively.

Inventory

Inventory is valued at the lower of cost or net realizable value. Cost of hemp biomass consists of initial third-party acquisition costs plus analytical testing costs. Costs of extracted and hemp oil inventory are comprised of initial acquisition cost of the biomass and all direct and indirect processing costs including labor related costs, consumables, materials, packaging supplies, utilities, facility costs, analytical testing costs, and production related depreciation. Net realizable value is determined as the estimated selling price in the ordinary course of business less the estimated cost of completion and the estimated costs necessary to make the sale. Packaging and supplies are initially valued at cost and subsequently at the lower of cost and net realizable value.

GVB Biopharma
Notes to the Combined Consolidated Financial Statements
For the years ended December 31, 2021 and 2020
(Rounded in thousands)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Property, plant, and equipment

Property, plant, and equipment are stated at cost less accumulated depreciation and accumulated impairment losses. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repairs and maintenance are charged to profit or loss during the financial period in which they are incurred. The depreciation rate applicable to each category of property, plant and equipment is 4 years, straight-line.

The determination of appropriate useful lives and residual values are based on management’s judgement; therefore, the resulting depreciation is subject to estimation uncertainty.

Items of equipment are derecognized upon disposal or when no future economic benefits are expected to arise from their continued use. Any gain or loss arising from disposal or retirement is determined as the difference between the consideration received and the carrying amount of the asset and is recognized in the combined consolidated statements of operations in the year the asset is derecognized.

Impairment of non-financial assets

At the end of each reporting period, the carrying amounts of the Company’s assets are reviewed to determine whether there is any indication that those assets are impaired. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment, if any. The recoverable amount is the higher of fair value less costs to sell and value in use. Fair value is determined as the amount that would be obtained from the sale of the asset in an arm’s length transaction between knowledgeable and willing parties. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount and the impairment loss is recognized in profit or loss for the period. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash generating unit to which the asset belongs.

When an impairment loss subsequently reverses, the carrying amount of the asset (or cash generating unit) is increased to the revised estimate of its recoverable amount, but to an amount that does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

Cost of sales

Cost of sales represents costs directly related to manufacturing and distribution of the Company’s products and services. Primary costs include raw materials, packaging, direct labor, overhead, shipping and the depreciation of production equipment and facilities. Manufacturing overhead and related expenses include salaries, wages, employee benefits, utilities, maintenance, and property taxes. The Company recognizes the cost of sales as the associated revenue is recognized.

GVB Biopharma
Notes to the Combined Consolidated Financial Statements
For the years ended December 31, 2021 and 2020
(Rounded in thousands)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Warrants

Under financing arrangements where the Company issues detachable warrants, the warrants are measured at fair value using the Black-Scholes pricing model. Funds received are first allocated to the fair value of the warrants then the host instrument.

Stock-based compensation

The Company has one stock-based compensation plan in addition to obligations to issue shares under certain employment agreements under which awards have been made. Stock-based compensation consists of granted stock options. The Company accounts for stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation under which shared based payments that involve the issuance of common stock to employees and nonemployees and meet the criteria for equity-classified awards are recognized in the financial statements as salaries expense based on the fair value on the date of grant.

The Company grants stock options to acquire common shares of the Company to directors, officers, employees and consultants. An individual is classified as an employee when the individual is an employee for legal or tax purposes or provides services similar to those performed by an employee.

The fair value of the options is measured on the date of grant, using the Black-Scholes option pricing model, and is recognized over the vesting period. The fair value is recognized as an expense with a corresponding increase in equity. When stock options are exercised, stock capital is credited by the sum of the consideration paid and the related portion of stock-based compensation previously recorded in equity. Consideration paid for the stocks on the exercise of stock options is credited to stock capital.

Stock-based payment arrangements in which the Company receives goods or services as consideration for its own equity instruments are accounted for as equity settled stock-based payment transactions and measured at the fair value of goods or services received. If the fair value of the goods or services received cannot be estimated reliably, the stock-based payment transaction is measured at the fair value of the equity instruments granted at the date the Company receives the goods or the services.

Income taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes, under which deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities and net operating loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at year end, adjusted for amendments to tax payable with regards to previous years.

Deferred tax is calculated by providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The following temporary differences are not provided for: goodwill not deductible for tax purposes, the initial recognition of assets or liabilities that affect neither accounting nor taxable profit, and

GVB Biopharma
Notes to the Combined Consolidated Financial Statements
For the years ended December 31, 2021 and 2020
(Rounded in thousands)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the financial position reporting date applicable to the period of expected realization or settlement.

A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

The Company follows accounting guidance issued by the FASB related to the application of accounting for uncertainty in income taxes. Under this guidance, the Company assesses the likelihood of the financial statement effect of a tax position that should be recognized when it is more likely than not that the position will be sustained upon examination by a taxing authority based on the technical merits of the tax position, circumstances, and information available as of the reporting date.

Fair value of financial assets and financial liabilities

Fair value of financial assets and financial liabilities recorded in the combined consolidated statements of financial position, which cannot be derived from active markets, are determined using a variety of techniques including the use of valuation models. The inputs to these models are derived from observable market data where possible, but where observable market data is not available, judgement is required to establish fair values. Judgement includes, but is not limited to, consideration of model inputs such as volatility, estimated life and discount rates.

Advertising

Advertising and marketing expenses during the years ended December 31, 2021 and 2020 totaled $807 and $288, respectively.

GVB Biopharma
Notes to the Combined Consolidated Financial Statements
For the years ended December 31, 2021 and 2020
(Rounded in thousands)

3.     INVENTORY

Inventory consists of the following as of December 31, 2021 and 2020:

	2021	2020
Bulk goods	$909	$843
Work-in-process	2,457	2,777
Finished goods	253	391
Inventory supplies	136	72
Medical supplies	283	385
	$4,038	$4,468

4.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consists of the following as of December 31, 2021 and 2020:

	2021	2020
Prepaid expenses	344	25
Prepaid insurance	139	85
Other receivables	95	50
Employee advances	6	7
	$584	$167

GVB Biopharma
Notes to the Combined Consolidated Financial Statements
For the years ended December 31, 2021 and 2020
(Rounded in thousands)

5.    PROPERTY, PLANT, AND EQUIPMENT (“PP&E”)

PP&E for the years ended December 31, 2021 and 2020 consists of the following:

	2021	2020
Balance
Machinery and equipment	$7,618	$6,566
Leaseholds	2,366	855
Vehicles	761	761
Buildings	196	196
Computer equipment	226	193
Office furniture and fixtures	120	120
Irrigation	2	2
Total	11,289	8,693
Accumulated depreciation	(3,779)	(1,982)
Net book value	$7,510	$6,711

Depreciation expense related to property, plant and equipment was $1,797 and $1,585 for the years ended December 31, 2021 and 2020, respectively.

6.    VEHICLE LOANS

The Company has various vehicle loans with monthly payments ranging from $0.5 to $2.1, interest rates ranging from 0% to 11%, and maturity dates ranging from March 2023 to September 2026.

The scheduled future minimum vehicle loan payments are as follows:

	2021	2020
Within 1 year	$130	$146
1-2 years	130	130
2-3 years	122	130
3-4 years	59	123
4-5 years	6	73
5+ years	0	0
Total	$447	$601

7.     LEASES

Right of use assets

The Company leases its business facilities and certain vehicles from third parties. The leases expire under various terms through 2023.

GVB Biopharma
Notes to the Combined Consolidated Financial Statements
For the years ended December 31, 2021 and 2020
(Rounded in thousands)

7.     LEASES - continued

The following is the lease activity for the years ended December 31, 2021 and 2020:

	Right of use buildings	Right of use vehicles	Right of use total
Cost
Balance as of December 31, 2019	$1,153	$141	$1,294
Additions	456	-	456
Disposals	(299)	-	(299)
Balance as of December 31, 2020	1,310	141	1,452
Additions	-	-	-
Disposals	(359)	-	-
Balance as of December 31, 2021	951	141	1,092
Accumulated depreciation
Balance as of December 31, 2019	220	-	220
Adjustment for adoption of ASC 842	(220)	-	(220)
Expense	-	(37)	(37)
Balance as of December 31, 2020	-	(37)	(37)
Expense	-	(38)	(38)
Balance as of December 31, 2021	-	(75)	(75)
Net book value
At December 31, 2019	933	141	1,074
At December 31, 2020	1,310	104	1,414
At December 31, 2021	$951	$66	$1,017

Lease liabilities

The scheduled future minimum lease payments as of December 31, 2021 are as follows:

Maturity analysis for lease liabilities	Scheduled payments
Less than one year	$605
One to five years	611
Total undiscounted lease liability	1,216
Impact of discount	-
Lease liability at December 31, 2021	1,216
Less: current portion of lease liability	(605)
Lease liability net of current portion	$611

GVB Biopharma
Notes to the Combined Consolidated Financial Statements
For the years ended December 31, 2021 and 2020
(Rounded in thousands)

7.	LEASES - continued

The following table sets forth the lease liability activity for the years ended December 31, 2021 and 2020:

Balance, December 31, 2019	$1,537
Lease additions	538
Lease payments	(327)
Interest expense on lease liabilities	-
Balance, December 31, 2020	$1,748
Lease additions	-
Lease payments	(532)
Interest expense on lease liabilities	-
Balance, December 31, 2021	$1,216

When measuring lease liabilities, the Company discounts lease payments using its incremental borrowing rate. For leases recognized in the year ended December 31, 2021, the average rate applied was 6.41%. During the years ended December 31, 2021 and 2020, the Company recorded rent expense of $801 and $931, respectively.

Sales-Leaseback Financing Arrangement

In October 2019, the Company entered into a sale-leaseback agreement wherein the Company sold a portion of its machinery and equipment and then subsequently leased it back for a term of 36 months. Monthly lease payments as part of the sale-leaseback agreement were made in 6,944 stocks of common stock. On June 1, 2021, the Company exercised its right, as described in the sale-leaseback agreement, to purchase the equipment from the lessor for 50,000 stocks of common stock and recorded a gain of $139 on the transaction.

8. RELATED PARTY TRANSACTIONS

Key management personnel are those persons having the authority and responsibility for planning, directing and controlling the activities of the Company, directly or indirectly. The Company has defined key management personnel to include the CEO, COO, President of Sales, and directors of the Company. The remuneration and other payments to the Company’s directors and other key management personnel are as follows:

	2021	2020
Rent	$240	$60
Wages and salaries	849	258
	$1,089	$318

On July 17, 2019, the Company entered into that certain Secured Credit Facility with a majority stockholder pursuant to which the Company could borrow $1,000 at an interest rate of 12% per annum. As part of the Series A funding, $500 of this borrowing was converted to Series A preferred stocks. The balance on the Secured Credit Facility on December 31, 2021 including accrued interest was $728 and is included in due to related parties on the combined consolidated financial statements.

GVB Biopharma
Notes to the Combined Consolidated Financial Statements
For the years ended December 31, 2021 and 2020
(Rounded in thousands)

8. RELATED PARTY TRANSACTIONS - continued

Due to related parties have no specific terms of repayment, are unsecured and do not bear interest.

In April 2018, the Company entered into a month-to-month rental agreement with a stockholder. Rent paid to this related party under this agreement was $240 and $60 for the years ended December 31, 2021 and 2020, respectively.

9. NOTES PAYABLE

GVB note offering convertible secured promissory notes

On June 23, 2020, GVB completed an offering of 12% convertible secured promissory notes in the amount of $2,650 (“GVB Note Offering”). The maturity date of the note offering was April 30, 2021 and the Note Offering was secured by accounts receivable and all other corporate assets. As of December 31, 2020, $1,325 of the balance had been repaid and the remaining $1,325 had been converted to GVB preferred stocks at a price of $2.00 per stock. See Note 10, Warrants. As of December 31, 2020 the Company had incurred $132 in financing costs associated with the GVB Note Offering.

On October 29, 2021, GVB completed an offering of 12% convertible secured promissory notes in the amount of $1,500 (“GVB Bridge Note”). The maturity date of the bridge note is April 30, 2022 (the Bridge Note maturity date has subsequently been extended to October 30, 2022. See Note 16 and the GVB Bridge Note was secured by accounts receivable and all other corporate assets. As of December 31, 2021, $1,500 of this balance was outstanding. See Note 10, Warrants. As of December 31, 2021 the Company had incurred $31 in financing costs associated with the GVB Bridge Note.

Paycheck Protection Program

In April 2020, PTB, Evergreen, and GV Farm received loans in the amounts of $75, $826, and $42, respectively, from the Paycheck Protection Program (the “PPP”) established by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). In May 2020 ESS received a PPP loan in the amount of $300. In 2021, the Company and its various entities received additional PPP loans of $1,367. PPP loans and accrued interest are forgivable after a “covered period” (eight or 24 weeks) as long as the borrower maintains its payroll levels and uses the loan proceeds for eligible purposes, including payroll, benefits, rent, and utilities. Any unforgiven portion of a PPP loan is payable over two or five years at an interest rate of 1% with deferred payments for six months after the end of the covered period. PTB, Evergreen, GV Farm, and ESS account for all their PPP loans for each year in accordance with IAS 20, Accounting for Government Grants and Disclosure of Government Assistance. Because the 2020 PPP loans were fully forgiven in 2021, and the Company determined that forgiveness of the 2021 PPP loans was “probable”, government grant revenue was recorded for the year ended December 31, 2021 and included in the accompanying combined consolidated statement of operations.

10. STOCKHOLDERS’ EQUITY

Authorized stock capital

The Company is authorized to issue 40,000,000 of common and 20,000,000 preferred stocks at par value, at the discretion of the Board of Directors.

GVB Biopharma
Notes to the Combined Consolidated Financial Statements
For the years ended December 31, 2021 and 2020
(Rounded in thousands)

10. STOCKHOLDERS’ EQUITY - continued

Issued stocks

Year ended December 31, 2021

(a)	As part of a unit offering in 2020 of 5,250,000 GVB Series A Preferred Stocks, the Company issued the balance of 721,750 preferred stocks for gross proceeds of $1,444.

(b)	The Company entered into an agreement to issue 202,783 common stocks related to the sale-leaseback agreement for gross proceeds of $0. The stocks were initially issued in monthly installments of 6,944 over the first 6 months of 2021, at which point the Company exercised its right to pre-pay the entirety of the agreement. This resulted in a lump-sum issuance of 168,063 stocks. See Note 13.

(c)	The Company issued 3,364,781 warrants exercisable at a price of $2.00 per common stock.

(d)	The Company issued 358,711 warrants exercisable at a price of $3.25 per common stock.

Year ended December 31, 2020:

(a)	The Company issued 20,000,000 common stocks for gross proceeds of $0 as part of its conversion from an LLC to a corporation. See Note 14.

(b)	The Company entered an agreement to issue 97,217 common stocks for gross proceeds of $0. The stocks were issued in monthly installments of 6,944 over the course of 2020 after the initial issuance of 20,833 stocks. See note 14.

(c)	The Company issued 83,478 common stocks for gross proceeds of $0 as payments on sales commissions totaling $130.
(d)	The Company issued 738,423 warrants exercisable at a price of $1.00 per common stock.

(e)	As part of a unit offering of 5,250,000 GVB Series A Preferred Stocks, the Company issued 4,528,250 preferred stocks for gross proceeds of $7,203. The remainder of the Series A issuance was received in 2021.

(f)	The Company issued 679,239 warrants exercisable at a price of $2.00 per common stock.

Warrants

In consideration for the GVB Note Offering, GVB issued warrants to purchase 738,423 shares of GVB common stock (“GVB Common Stock”) to the promissory note holders at a price of $1.00 per GVB Common stock. See Note 9.

Between November 12, 2020 and January 22, 2021, GVB fully closed on its $10,500 Series A Preferred Stock Offering (“Series A Offering”). $1,865 of the $10,500 Series A Offering was purchased through conversion of a portion of the GVB Note Offering, and $8,635 was paid in cash.

GVB Biopharma
Notes to the Combined Consolidated Financial Statements
For the years ended December 31, 2021 and 2020
(Rounded in thousands)

10. STOCKHOLDERS’ EQUITY - continued

In consideration for the Series A Offering, GVB issued warrants to the Series A stockholders to purchase 787,502 shares of GVB Common Stock at a price of $2.00 per share.

Between January 15, 2021 and March 1, 2021, in consideration of the Series A Offering, GVB issued warrants to the Series A stockholders to purchase 3,364,781 GVB Common Stock at a price of $2.00 per share of share.

In consideration for the GVB Bridge Note, GVB issued warrants to purchase 358,711 shares of GVB Common Stock to the promissory note holders at a price of $3.25 per share. See Note 9.

The following table summarizes warrant activity during the years ended December 31, 2021 and 2020:

Issue Date	Warrants Outstanding	Warrants Exercisable	Exercise Price	Expiration Date
February - June, 2020	738,423	738,423	$1.00	March 3, 2023
November - December, 2020	679,239	679,239	$2.00	October 30, 2025
January – March 2021	3,364,781	3,364,781	$2.00	October 30, 2025
October 2021	358,711	358,711	$3.25	October 30, 2026
Total	5,141,154	5,141,154

The Company used the Black-Scholes pricing model to establish the fair value of warrants granted by applying the following weighted average assumptions at issuance:

	February – June, 2020	November – December, 2020	January – March, 2021	October 2021
Fair market value of warrants	$0.84	$0.84	$1.09	$1.09
Exercise price	$1.00	$2.00	$2.00	$3.25
Average expected life	1.20 years	1.20 years	2.00 years	2.00 years
Compounded risk-free interest rate	0.17%	0.17%	0.16%	0.16%
Average forecasted volatility, annualized	68%	68%	70%	70%

Option Plan

The Company has a legacy stock option plan which permits the Board of Directors of the Company to grant options to directors, employees, and non-employees to acquire common stocks of the Company at fair market value on the date of approval by the Board of Directors. Vesting for stock options granted in 2020 begins 3 months from the grant date and the balance fully vests over a

GVB Biopharma
Notes to the Combined Consolidated Financial Statements
For the years ended December 31, 2021 and 2020
(Rounded in thousands)

10. STOCKHOLDERS’ EQUITY - continued

period of one year from grant date. Vesting for stock options granted in 2021 begins at the grant date and the balance fully vests over a period of three years from grant date.

The following table summarizes stock options activity during the years ended December 31, 2021 and 2020:

	Number of options	Weighted average exercise price per stock	Weighted average remaining contractual life
Balance outstanding, December 31, 2019	-	-
Issued	685,000	$1.00	8.33 years
Cancelled or forfeited	-	-
Balance outstanding, December 31, 2020	685,000	$1.00	8.33 years
Issued	1,515,000	$1.09	9.25 years
Cancelled of forfeited	150,001	$1.05	8.88 years
Balance Outstanding, December 31, 2021	2,049,999	$1.06	8.97 years
Options exercisable, December 31, 2021	957,207	$1.03	8.64 years

The following table summarizes the stock options outstanding and exercisable as of December 31, 2021:

Options outstanding	Options exercisable	Exercise price	Expiry date
625,000	625,000	$1.00	April 2030
1,424,999	332,207	$1.09	April 2031

The Company used the Black-Scholes pricing model to establish the fair value of options granted on April 8, 2021 by applying the following weighted average assumptions at issuance. The assumptions used in the model as of December 31, 2021 were as follows:

Equity value	$50,999
Dividend yield	0.00%
Average risk-free interest rate	0.94%
Volatility	81.1%
Time to liquidity event	5 years
Fair value - weighted average of options issued	$1.09

GVB Biopharma
Notes to the Combined Consolidated Financial Statements
For the years ended December 31, 2021 and 2020
(Rounded in thousands)

10.  STOCKHOLDERS’ EQUITY - continued

The Company used the Discounted Cash Flow model to establish the fair value of options granted on April 28, 2020 by applying the following weighted average assumptions at issuance. The assumptions used in the model as of December 31, 2020 were as follows:

Average dividend per stock	-
Average forecasted volatility	185.43%
Average risk-free interest rate	1.74%
Average expected life	8 years
Forfeiture rate	-
Fair value - weighted average of options issued	$0.73

11.  INCOME TAXES

The following table summarizes income tax expense for the years ended December 31, 2021 and 2020:

	2021	2020
Total current tax expense	$21	$97
Federal deferred tax expense (benefit)	(1,137)	981
State deferred tax expense (benefit)	(381)	332
Valuation allowance	-	-
Total tax expense (benefit)	($1,497)	$1,410

The reconciliation of the effective tax rate for the years ended December 31, 2021 is as follows:

	Effective tax rate	2021
Pre-tax loss		$(4,086)
Taxes at Federal Rate	21%	(858)
State Tax, net of federal benefit	9%	(381)
Increase (decrease) resulting from:
Permanent items	7%	(273)
Change in state rate	-	-
Change in Federal Tax Rate	-	-
Other permanent differences or other	(0%)	15
Total tax benefit	(37%)	($1,497)

GVB Biopharma
Notes to the Combined Consolidated Financial Statements
For the years ended December 31, 2021 and 2020
(Rounded in thousands)

11.  INCOME TAXES - continued

The reconciliation of the effective tax rate for the years ended December 31, 2020 is as follows:

	Effective tax rate	2020
Pre-tax loss		$(1,461)
Taxes at Federal Rate	21%	(307)
State Tax, net of federal benefit	4%	(51)
Increase (decrease) resulting from:
Permanent items	(11%)	158
Change in state rate	-	-
Change in Federal Tax Rate	(110%)	1,609
Other permanent differences or other	(0%)	1
Total tax expense	(96%)	$1,410

The details of changes of deferred income taxes are as follows for the year ended December 31, 2021:

	Balance as of December 31, 2020	Recognized in net income	Balance as of December 31, 2021
Allowance for doubtful accounts	(54)	(16)	(70)
Accrued expenses and other liabilities	(47)	(53)	(100)
Unearned revenue	(36)	36	-
Right of use liability	(377)	103	(274)
Other assets	(29)	(51)	(80)
Property, plant and equipment	(59)	6	(53)
Intangibles	(2)	(21)	(23)
Net operating loss carryforward	-	(1,142)	(1,142)
Interest expense	-	(49)	(49)
Customer prepayment	(68)	(66)	(134)
Goodwill	1,614	(162)	1,452
Right of use assets	371	(104)	267
	1,312	(1,519)	(206)

12.  SHAREHOLDERS’ EQUITY

The Company has two classes of shares authorized: Common Stock and Preferred Stock.

The Company has 40,000,000 shares of Common Stock authorized for issuance with a par value of $.0001. As of December 31, 2021 and 2020, 20,383,478 and 20,190,695 shares of Common Stock were issued and outstanding respectively. The Company has 20,000,000 shares of Preferred Stock authorized for issuance with a par value of $.0001. On November 12, 2020, the Company

GVB Biopharma
Notes to the Combined Consolidated Financial Statements
For the years ended December 31, 2021 and 2020
(Rounded in thousands)

12.  SHAREHOLDERS’ EQUITY - continued

filed a Certificate of Designation to designate 5,250,000 shares of the authorized Preferred Stock as Series A Convertible Preferred Stock.

The Series A Convertible Preferred Stock has the following features: (1) a cumulative dividend accruing at a rate per annum equal to 5% of the issue price, (2) liquidation preference to the Common Stock, (3) full voting rights on any matter which common stockholders may vote and (4) optional conversion to Common Stock on a 1 to 1 basis. As of December 31, 2021 and 2020 5,250,000 and 4,528,250 shares of Series A Convertible Preferred Stock were issued and outstanding, respectively. As of December 31, 2021 the Company had incurred $1,263 in financing costs associated with the Series A Offering.

13.  SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

       Non-cash transactions relate to the following:

	2021	2020
Right of use assets acquired through lease liability	$-	$456
Vehicles acquired through direct loans	66	101
Conversion of related party debt into Series A Preferred stock	-	500
Conversion of Bridge Loans into Series A Preferred stock	-	1,365
Equity Payments on Lease Liability	222	106
Conversion of LLC to Corporation	-	5,256
Accrued accumulated dividends	$540	$54

14.  COMMITMENTS AND CONTINGENCIES

        Commitments

        See Note 7.

        Contingencies

The Company is party to litigation from time to time in the normal course of business. The Company accrues liabilities related to litigation only when it concludes that it is probable that it will incur costs related to such litigation and can reasonably estimate the amount of such costs. In cases where the Company determines that it is not probable, but reasonably possible that it has a material obligation, it discloses such obligations and the possible loss or range of loss, if such estimate can be made. The Company maintains insurance to cover certain actions and believes that resolution of such litigation in the normal course of business will not have a material adverse effect on the Company’s combined consolidated financial statements.

15.  SUBSEQUENT EVENTS

Financing activities

Between January 10 and January 14, 2022, GVB expanded the 12% convertible secured promissory notes in the amount of $1,750 (“GVB Bridge Note”). This brought the total offering to the amount of $3,250. The maturity date of the GVB Bridge Note is April 30, 2022 and the GVB

GVB Biopharma
Notes to the Combined Consolidated Financial Statements
For the years ended December 31, 2021 and 2020
(Rounded in thousands)

15.  SUBSEQUENT EVENTS - continued

Bridge Note was secured by accounts receivable and all other corporate assets. On April 18, 2022 the GVB Bridge Note was further expanded via 2% convertible secured promissory notes in the amount of $1,000. This brought the total offering to $4,250. As part of this expansion, the Company obtained an extension on the maturity of the GVB Bridge Note to October 30, 2022. In connection with the GVB Bridge Note, GVB also issued warrants to purchase 2,171,920 GVB common shares at an exercise price of $3.25 per share to subscribers under the GVB Bridge Note offering. As of the date of this report, the Company had incurred $168 in additional financing costs associated with the GVB Bridge Note.

In March 2022, the Company issued stock options to purchase an aggregate of 520,000 GVB common stock with an exercise price of $1.09 per stock. As of the date of this report, no stock options have been exercised, cancelled, or forfeited.

Completed Transaction

22nd Century Group, Inc. (“22nd Century”) and GVB (together with 22nd Century, the “Companies”) entered into a non-binding letter of intent (“LOI”) dated March 10, 2022 to complete a business transaction (the “Transaction”). The Transaction will result in 22nd Century acquiring 100% of the outstanding common and preferred shares of GVB and upon completion of the Transaction GVB will become a wholly owned subsidiary of 22nd Century. The terms of the LOI were superseded by the Reorganization and Acquisition Agreement (the “Reorganization Agreement”), entered into and closed by the Companies on May 13, 2022.

Under the terms of the Reorganization Agreement, 22nd Century acquired substantially all of the assets of GVB’s business which includes the equity interests of all GVB subsidiaries except for GVB Medical, LLC (the “Transaction”).

The aggregate consideration for the Transaction consisted of (i) the assumption of approximately $4.5 million of debt, (ii) the assumption and direct payment of certain third-party transaction costs incurred by GVB in connection with the Transaction totaling approximately $1.9 million and (iii) the issuance to GVB of 32,900,000 unregistered shares of common stock of the 22nd Century (the “Shares”).

GVB will distribute the Shares to its current equity holders in exchange for all of their equity interests in GVB including common stock, preferred stock, warrants and options.

The value of the Shares at closing was $51,600. The Shares are being allocated to the GVB equity holders on the following basis: $34,200 to common holders, $11,600 to preferred holders, $1,200 to option holders and $4,600 to warrant holders.